American Physicians Capital, Inc. Responds to SCPIE Holdings

EAST LANSING, MI -- 03/10/2008 -- American Physicians Capital, Inc. (NASDAQ: ACAP) today responded to statements made by SCPIE Holdings Inc. in a letter to shareholders published and filed yesterday by SCPIE with the SEC. The purpose of ACAP's response is to correct, for the benefit of ACAP's shareholders, certain mischaracterizations regarding ACAP's conduct regarding SCPIE.

On March 6, 2008, Mitchell S. Karlan MD, Chairman of the SCPIE Holdings Board of Directors, published and filed a letter to shareholders concerning the proxy contest between SCPIE Holdings and investor Joseph Stillwell and the proposed purchase of SCPIE Holdings by The Doctors Company. That letter incorrectly states that ACAP was free to bid more at any time. As indicated on page 26 of SCPIE's definitive proxy statement filed on January 30, 2008, SCPIE did not give ACAP (the Second Bidder) an opportunity to improve its bid on October 15, 2007, the day on which it accepted the Doctors Company bid and the parties signed their definitive merger agreement.

ACAP expresses no view on the contested proxy solicitation by SCPIE Holdings Inc. and Joseph Stilwell and is not supporting either party. ACAP is not participating in the proxy solicitation by either party, and is not collecting any proxies or urging any particular outcome at the shareholders meeting. This release is not intended to solicit proxies or to influence any shareholder's decision on whether or how to vote his or her shares at the March 2008 meeting of SCPIE Holdings Inc.'s stockholders.

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Contacts:
Ann Storberg
Investor Relations
(517) 324-6629